Exhibit 10.5

ICU MEDICAL, INC.

UMBRELLA INTERNAL REVENUE CODE SECTION 409A POLICY

AS ADOPTED NOVEMBER 24, 2009

WHEREAS, ICU Medical, Inc. and its subsidiaries (the “Employer”) sponsor several plans and arrangements that may be subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“section 409A”); and

WHEREAS, section 409A requires that payments to “specified employees” upon a separation from service must be delayed six months from the date of the separation from service; and

WHEREAS, section 409A defines a “specified employee” as an individual who, as of the date of his or her separation from service, is considered a “key employee” of the Employer (i.e., a “key employee” for purposes of the Employer’s qualified plans’ top-heavy rules); and

WHEREAS, a “key employee” of the Employer is further defined as an employee who, at any time during the plan year, meets any one of the following criteria:

•                  an officer of the Employer having an annual compensation greater than $130,000, as indexed ($160,000 in 2009) (no more than 50 individuals may be treated as key employees under this clause);

•                  a 5% owner of the Employer;

•                  a 1% owner of the Employer having annual compensation from the Employer greater than $150,000; and

WHEREAS, the annual list of “key employees” shall be based on employees’ status as of each December 31st, and effective for the 12-month period beginning with each following April 1st; and

WHEREAS, the Employer must use a uniform method to identify specified employees;

NOW THEREFORE, BE IT RESOLVED THAT, notwithstanding any provision in a plan or agreement of deferred compensation sponsored by the Employer that is subject to the requirements of section 409A, the following provisions shall be considered an amendment to the relevant plan or agreement and are intended to constitute compliance with the requirements of section 409A and guidance thereunder:

(1)  No payment of an amount considered “deferred compensation” under section 409A shall be made to a specified employee in connection with his or her separation from service before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of death of the specified employee);

(2)  Payments described in clause (1) above to which a specified employee would otherwise be entitled during the first six months following the date of separation from service will be accumulated.  If the plan or arrangement does not contain specific terms governing payment following such six-month delay, the following rules shall apply: (a) in the case of lump sum payments, paid on the first day of the seventh month following the date of separation from service, and (b) in the case of installment payments, the amount accumulated during such six-month period shall be paid in a lump sum on the first day of the seventh month following the date of separation from service, and any further installment payments shall be made in accordance with the applicable installment schedule.

(3)  For purposes of these rules, a “specified employee” means an individual who, as of the date of his or her separation from service, is a key employee of the Employer within the meaning of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the 12-month period ending on each December 31st.  If an individual is a key employee as of any December 31st, the individual is treated as a key employee for purposes of these rules for the entire 12-month period beginning on the next April 1st.  For purposes of identifying a specified employee by applying the requirements of section 416(i)(1)(A)(i), (ii), and (iii), the definition of compensation under §1.415(c)-2(a) is used, applied as if the Employer were not using any safe harbor provided in §1.415(c)-2(d), were not using any of the special timing rules provided in §1.415(c)-2(e), and were not using any of the special rules provided in §1.415(c)-2(g); and

BE IT FURTHER RESOLVED THAT, the above rules will apply to all entities required to be aggregated for this purpose with the Employer under section 409A; and

BE IT FURTHER RESOLVED THAT, the appropriate officers and employees of the Employer are hereby authorized to take any and all such actions and to execute such other documents and instruments as they, in their sole discretion, deem necessary, advisable, convenient, proper or desirable to carry out the intent of the foregoing resolution.